Exhibit 99.1

FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Strong 2018 First Quarter Results

•	Record first quarter consolidated net revenue of $160.1 million increased 14.3% from $140.0 million in the 2017 first quarter.

•	Executive Search net revenue of $145.8 million grew 17.1% while Heidrick Consulting revenue declined 8.3% to $14.2 million, compared to the 2017 first quarter.

•	Strong operating income of $13.1 million increased 97.7%. The operating margin improved to 8.2% from 4.7% in the 2017 first quarter.

•	Net income was $10.2 million and diluted earnings per share were $0.53 with an effective tax rate of 21.3% in the first quarter and a full-year projected tax rate in the mid-30% range excluding one-time items.

“We are very pleased with our firm’s accomplishments in the first quarter, continuing on our momentum from year-end. All three regions achieved strong, double-digit net revenue growth and contributed to the year-over-year increase in Executive Search. With the formal launch of Heidrick Consulting in the first quarter, we are now turning our focus to scaling the business to enhance our impact with clients by expanding our consultant expertise, service offerings, and scalable tools and methodologies. We delivered significant improvements in operating income, operating margin and earnings per share in the first quarter, and will remain vigilant in making strategic investments and managing costs.” — Krishnan Rajagopalan, Heidrick & Struggles’ President and Chief Executive Officer

CHICAGO, April 23, 2018 — Heidrick & Struggles International, Inc. (Nasdaq: HSII), a premier provider of executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services globally, today announced financial results for its first quarter ended March 31, 2018.

Consolidated net revenue (revenue before reimbursements) in the 2018 first quarter increased 14.3%, or $20.1 million, to $160.1 million from $140.0 million in the 2017 first quarter. Excluding the impact of exchange rate fluctuations which positively impacted results by $5.8 million, or 3.8%, consolidated net revenue increased 10.2% or $14.2 million.

On January 1, 2018, the company adopted ASC 606, Revenue from Contracts with Customers, and applied the modified retrospective method, which involves recognizing the cumulative effect of applying the guidance at the date of initial application with no restatement of the comparative periods presented. This adoption increased consolidated net revenue in the 2018 first quarter by $2.5 million compared to the historical method of revenue recognition. Additional information about the impact of the adoption of ASC 606 is provided at the end of the release.

Executive Search net revenue increased 17.1% year over year, or $21.3 million, to $145.8 million from $124.5 million in the 2017 first quarter. All three regions contributed to growth in Search. Net revenue increased 11.9% in the Americas region, 36.2% in Europe, and 12.6% in Asia Pacific. The Financial Services, Global Technology & Services and Consumer Markets practices were key drivers of growth with billings up 29%, 28% and 17% respectively, compared to the 2017 first quarter.

There were 349 Executive Search consultants at March 31, 2018 compared to 346 at December 31, 2017 and 363 at March 31, 2017. Productivity, as measured by annualized Executive Search net revenue per consultant, was $1.6 million in the 2018 first quarter compared to $1.4 million in the 2017 first quarter. The number of confirmed searches in the 2018 first quarter increased 4.7% compared to the 2017 first quarter, and the average revenue per executive search was $115,600 compared to $103,300 in the 2017 first quarter.

Beginning January 1, 2018, the Leadership Consulting and Culture Shaping businesses were combined into one business, Heidrick Consulting. In the 2018 first quarter, Heidrick Consulting net revenue declined 8.3%, or $1.3 million, to $14.2 million from $15.5 million in the 2017 first quarter. The year-over-year decline largely reflects the impact of new revenue recognition accounting on enterprise license agreements, which increased deferred revenue compared to prior quarters by approximately $1.0 million. There were 28 Heidrick Consulting Partners at March 31, 2018, the same as at March 31, 2017. With the integration complete, the company returned to strategic hiring and is seeing an improvement in its pipeline.

Consolidated salaries and employee benefits expense in the 2018 first quarter increased 14.6%, or $14.2 million, to $111.4 million from $97.2 million in the 2017 first quarter. Fixed compensation expense increased $2.0 million and variable compensation expense increased $12.2 million, primarily reflecting higher bonus accruals for Executive Search consultant performance. Salaries and employee benefits expense was 69.6% of net revenue for the quarter compared to 69.5% in the 2017 first quarter.

General and administrative expenses declined 1.6%, or $0.6 million, to $35.5 million from $36.1 million in the 2017 first quarter. Savings were achieved in a number of expense categories, but the primary drivers of the decline were lower intangible amortization due to intangible asset impairment in the prior year, and a decline in bad debt expense and external third-party consultants to perform client work, partially offset by an increase in office occupancy costs and professional services fees. As a percentage of net revenue, general and administrative expenses were 22.2% compared to 25.8% in the 2017 first quarter.

Operating income in the 2018 first quarter increased 97.7% or $6.5 million to $13.1 million and the operating margin (operating income as a percentage of net revenue) was 8.2%. This compares to operating income of $6.6 million and operating margin of 4.7% in the 2017 first quarter. Adjusted EBITDA in the 2018 first quarter increased $6.1 million to $18.4 million compared to $12.3 million in the 2017 first quarter. The Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenue) in the 2018 first quarter was 11.5% compared to 8.8% in the 2017 first quarter. The improvements in operating income and adjusted EBITDA were primarily driven by the increase in revenue from Executive Search.

In the 2018 first quarter, net income was $10.2 million and diluted earnings per share was $0.53 with an effective tax rate of 21.3% in the quarter and a full-year projected tax rate in the mid-30% range excluding one-time items. This compares to net income of $0.7 million in the 2017 first quarter and diluted earnings per share of $0.03 based on an effective tax rate of 84.1%.

Net cash used by operating activities in the 2018 first quarter, primarily reflecting annual bonus payments, was $137.5 million, compared to $110.5 million in the 2017 first quarter. Following the payment of bonuses, cash paid for the restructuring, and the acquisition of Amrop A/S in Denmark, cash and cash equivalents at March 31, 2018 were $73.4 million ($61.4 million net of debt) compared to $207.5 million at December 31, 2017, and $68.3 million ($43.3 million net of debt) at March 31, 2017.

2018 Outlook

The company is forecasting 2018 second quarter consolidated net revenue of between $160 million and $170 million. This forecast is based on the average currency rates in March 2018 and reflects, among other factors, management’s assumptions for the anticipated volume of new Executive Search confirmations, Heidrick Consulting assignments, the current backlog, consultant productivity, consultant retention, and the seasonality of its business.

Rajagopalan added, “Our outlook for the market demand for executive search and leadership advisory services remains positive. The strategic actions that we took at the end of 2017 are enabling us to execute our plan to drive profitable growth and operating excellence. Our digital transformation – driving and leveraging our propriety IP-based solutions and data—will continue to distinguish Heidrick & Struggles in the market.”

Impact of Adoption of ASC 606

On January 1, 2018, the company adopted ASC 606, Revenue from Contracts with Customers, and applied the modified retrospective method, which involves recognizing the cumulative effect of applying the guidance at the date of initial application with no restatement of the comparative periods presented. This adoption increased consolidated net revenue in the 2018 first quarter by $2.5 million compared to the historical method of revenue recognition. The new guidance primarily impacts the company’s revenue recognition methodology for executive search upticks and for enterprise licenses to use its culture shaping proprietary tools, referred to as enterprise agreements. The company now estimates uptick revenue and recognizes this revenue over the life of the executive search as opposed to recognition upon the placement of a candidate. Enterprise agreements are now recognized over a longer term due to certain renewal options included in the contract. The following is a summary of the impact on revenue by segment:

•	Executive Search- The adoption of the new revenue recognition standard increased revenue in the 2018 first quarter by approximately $3.5 million, with approximately $1.8 million in the Americas, $1.1 million in Europe, and $0.6 million in Asia Pacific.

•	Heidrick Consulting—The adoption of the new revenue recognition standard decreased enterprise revenue in the 2018 first quarter by approximately $1.0 million.

For the year ending December 31, 2018, the company anticipates that the change in revenue recognition will not be material to consolidated net revenue, subject to variability in the number, timing and value of Executive Search confirmations as well as enterprise license agreements.

Dividend

The Board of Directors has declared the second quarter cash dividend of $0.13 per share payable on May 18, 2018 to shareholders of record at the close of business on May 4, 2018.

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review its 2018 first quarter financial results today, April 23, at 4:00 pm Central Time. Participants may access the company’s call and supporting slides through its website at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) serves the senior-level talent and leadership needs of the world’s top organizations as a trusted advisor across executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm provides integrated leadership solutions to help our clients change the world, one leadership team at a time.® www.heidrick.com

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Heidrick & Struggles presents certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure to the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are Adjusted EBITDA and Adjusted EBITDA margin.

•	Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, stock-based compensation expense, earnout accretion expense related to acquisitions, and other non-operating income (expense).

•	Adjusted EBITDA margin refers to Adjusted EBITDA (as explained above) as a percentage of net revenue in the same period. A reconciliation of Adjusted EBITDA to Net Income is provided on the last schedule of this release.

These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, leadership changes, our ability to attract, integrate, manage and retain qualified consultants and senior leaders; our ability to develop and maintain strong, long-term relationships with our clients; declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of the U.K. referendum to leave the European Union (Brexit); the impact of foreign currency exchange rate fluctuations; unfavorable tax law changes and tax authority rulings; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to utilize our tax losses; the timing of the establishment or reversal of valuation allowances on deferred tax assets; the mix of profit and loss by country; our reliance on information management systems; any impairment of our goodwill and other intangible assets; and the ability to align our cost structure and headcount with net revenue. For more information on the factors that could affect the outcome of forward-looking statements, refer to our Annual Report on Form 10-K for the year ended December 31, 2017, under Risk Factors in Item 1A and our quarterly filings with the SEC. We caution the reader that the list of factors may not be exhaustive. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Press Release Contacts:

H&S Investors & Analysts Contact:

Julie Creed - Vice President, Real Estate & Investor Relations

1 312 496 1774, jcreed@heidrick.com

H&S Media Contact:

Jon Harmon - Vice President, Corporate Communications

1 312 496 1593, jharmon@heidrick.com

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$160,071	$140,006	$20,065	14.3%
Reimbursements	4,587	4,171	416	10.0%

Total revenue	164,658	144,177	20,481	14.2%
Operating expenses
Salaries and employee benefits	111,409	97,235	14,174	14.6%
General and administrative expenses	35,541	36,133	(592)	-1.6%
Reimbursed expenses	4,587	4,171	416	10.0%

Total operating expenses	151,537	137,539	13,998	10.2%

Operating income	13,121	6,638	6,483	97.7%
Non-operating income (expense)
Interest, net	239	197
Other, net	(448)	(2,741)

Net non-operating expense	(209)	(2,544)

Income before income taxes	12,912	4,094
Provision for income taxes	2,744	3,444

Net income	10,168	650
Other comprehensive income, net of tax	1,590	2,625

Comprehensive income	$11,758	$3,275

Basic weighted average common shares outstanding	18,826	18,628
Dilutive common shares	495	591

Diluted weighted average common shares outstanding	19,321	19,219

Basic net income per common share	$0.54	$0.03
Diluted net income per common share	$0.53	$0.03
Salaries and employee benefits as a % of net revenue	69.6%	69.5%
General and administrative expense as a % of net revenue	22.2%	25.8%
Operating income as a % of net revenue	8.2%	4.7%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2018	2017	$ Change	% Change	2018 Margin *	2017 Margin *
Revenue
Executive Search
Americas	$86,303	$77,098	$9,205	11.9%
Europe	35,681	26,205	9,476	36.2%
Asia Pacific	23,848	21,182	2,666	12.6%

Total Executive Search	145,832	124,485	21,347	17.1%
Heidrick Consulting	14,239	15,521	(1,282)	-8.3%

Revenue before reimbursements (net revenue)	160,071	140,006	20,065	14.3%
Reimbursements	4,587	4,171	416	10.0%

Total revenue	$164,658	$144,177	$20,481	14.2%

Operating income (loss)
Executive Search
Americas	$20,635	$18,352	$2,283	12.4%	23.9%	23.8%
Europe	3,254	(296)	3,550	NM	9.1%	-1.1%
Asia Pacific	4,303	3,010	1,293	43.0%	18.0%	14.2%

Total Executive Search	28,192	21,066	7,126	33.8%	19.3%	16.9%
Heidrick Consulting	(5,230)	(4,971)	(259)	-5.2%	-36.7%	-32.0%

Total segments	22,962	16,095	6,867	42.7%	14.3%	11.5%
Global Operations Support	(9,841)	(9,457)	(384)	-4.1%	-6.1%	-6.8%

Total operating income	$13,121	$6,638	$6,483	97.7%	8.2%	4.7%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31	December 31,
	2018	2017
	(Unaudited)
Current assets
Cash and cash equivalents	$73,358	$207,534
Accounts receivable, net	133,681	98,700
Prepaid expenses	29,075	22,003
Other current assets	28,104	11,620
Income taxes recoverable	4,428	3,933

Total current assets	268,646	343,790

Non-current assets
Property and equipment, net	38,464	39,514
Assets designated for retirement and pension plans	17,569	17,130
Investments	22,884	21,319
Other non-current assets	16,865	8,999
Goodwill	123,284	118,892
Other intangible assets, net	3,943	2,158
Deferred income taxes	32,691	35,402

Total non-current assets	255,700	243,414

Total assets	$524,346	$587,204

Current liabilities
Accounts payable	$9,574	$9,824
Accrued salaries and employee benefits	83,414	177,426
Deferred revenue, net	39,598	31,272
Other current liabilities	39,499	40,346
Income taxes payable	8,300	6,924

Total current liabilities	180,385	265,792

Non-current liabilities
Non-current debt	12,000	—
Accrued salaries and employee benefits	30,951	40,308
Retirement and pension plans	46,999	44,802
Other non-current liabilities	23,522	23,597

Total non-current liabilities	113,472	108,707

Stockholders’ equity	230,489	212,705

Total liabilities and stockholders’ equity	$524,346	$587,204

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows - operating activities
Net income	$10,168	$650
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,184	3,808
Deferred income taxes	(98)	2,381
Stock-based compensation expense	1,776	1,640
Accretion expense related to earnout payments	364	426
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(32,024)	(17,179)
Accounts payable	(871)	(325)
Accrued expenses	(105,644)	(98,115)
Restructuring accrual	(5,642)	—
Deferred revenue	(1,772)	3,871
Income taxes payable, net	503	323
Retirement and pension assets and liabilities	1,632	2,393
Prepaid expenses	(6,806)	(2,604)
Other assets and liabilities, net	(2,276)	(7,795)

Net cash used in operating activities	(137,506)	(110,526)

Cash flows - investing activities
Acquisition of business	(3,210)	—
Capital expenditures	(1,182)	(4,163)
Purchases of available for sale investments	(1,748)	(1,806)
Proceeds from sale of available for sale investments	145	256

Net cash used in investing activities	(5,995)	(5,713)

Cash flows - financing activities
Proceeds from line of credit	20,000	40,000
Payments on line of credit	(8,000)	(15,000)
Cash dividends paid	(2,471)	(2,598)
Payment of employee tax withholdings on equity transactions	(2,233)	(2,392)
Acquisition earnout payments	—	(2,189)

Net cash provided by financing activities	7,296	17,821

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	2,038	1,755

Net decrease in cash, cash equivalents, and restricted cash	(134,167)	(96,663)
Cash, cash equivalents, and restricted cash at beginning of period	208,162	165,569

Cash, cash equivalents, and restricted cash at end of period	$73,995	$68,906

Heidrick & Struggles International, Inc.

Reconciliation of Net Income and Operating Income to

Adjusted EBITDA (Non-GAAP)

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue before reimbursements (net revenue)	$160,071	$140,006
Net income	10,168	650
Interest, net	(239)	(197)
Other, net	448	2,741
Provision for income taxes	2,744	3,444

Operating income	13,121	6,638
Adjustments
Salaries and employee benefits
Stock-based compensation expense	1,776	1,640
General and administrative expenses
Depreciation	2,796	1,834
Intangible amortization	388	1,767
Earnout accretion	364	426

Total adjustments	5,324	5,667

Adjusted EBITDA	$18,445	$12,305

Adjusted EBITDA Margin	11.5%	8.8%